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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                     Commission File Number             02-25265
                                                            ....................

                               ALLAIRE CORPORATION
 ................................................................................
             (Exact name of registrant as specified in its charter)

                                275 GROVE STREET
                           NEWTON, MASSACHUSETTS 02466
                                 (617) 219-2000
 ................................................................................
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
       RIGHT TO PURCHASE SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK
 ................................................................................
            (Title of each class of securities covered by this Form)

                                      NONE
 ................................................................................
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [X ]          Rule 12h-3(b)(1)(ii)        [  ]
     Rule 12g-4(a)(1)(ii)    [  ]          Rule 12h-3(b)(2)(i)         [  ]
     Rule 12g-4(a)(2)(i)     [  ]          Rule 12h-3(b)(2)(ii)        [  ]
     Rule 12g-4(a)(2)(ii)    [  ]          Rule 15d-6                  [  ]
     Rule 12h-3(b)(1)(i)     [X ]

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Allaire Corporation has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:      March 20, 2001              BY:   /s/ Robert K. Burgess
         .................                ......................................
                                             Robert K. Burgess
                                             President